FLEXIBLE PREMIUM VARIABLE LIFE
$2,500,000 FACE AMOUNT

MALE, ISSUE AGE 45, GUARANTEED ISSUE,  NON-TOBACCO USER UNDERWRITING RISK CLASS

OPTION A DEATH BENEFIT
PLANNED ANNUAL PREMIUM:  $35,600
USING CURRENT CHARGES, 6% GROSS INTEREST RATE
USING THE GUIDELINE PREMIUM TEST

THE TABLE BELOW SHOWS THE MONTHLY PROGRESS OF THE POLICY ACCOUNT VALUE, THE CASH SURRENDER VALUE, AND THE DEATH BENEFIT FROM BEGINNING TO END OF YEAR 5. THE POLICY ACCOUNT VALUE AT THE END OF YEAR 4 IS $122,468 AND THE CASH SURRENDER VALUE IS $128,619.

                            Beginning of      Beginning of
                            Month Policy       Month Death          Gross            Net       Administrative
    Year         Month      Account Value        Benefit        Premium Paid       Premium         Charge
      5           49          $122,468         $2,500,000          $35,600         $34,532          $10
      5           50          $156,912         $2,500,000            $ 0             $ 0            $10
      5           51          $156,824         $2,500,000            $ 0             $ 0            $10
      5           52          $156,736         $2,500,000            $ 0             $ 0            $10
      5           53          $156,648         $2,500,000            $ 0             $ 0            $10
      5           54          $156,559         $2,500,000            $ 0             $ 0            $10
      5           55          $156,470         $2,500,000            $ 0             $ 0            $10
      5           56          $156,381         $2,500,000            $ 0             $ 0            $10
      5           57          $156,292         $2,500,000            $ 0             $ 0            $10
      5           58          $156,202         $2,500,000            $ 0             $ 0            $10
      5           59          $156,111         $2,500,000            $ 0             $ 0            $10
      5           60          $156,021         $2,500,000            $ 0             $ 0            $10





                              Cost of      Mortality &        Net          End of month                         End of month
                             Insurance       Expense       Investment     Policy Account        Enhanced       Cash Surrender
    Year         Month        Charge          Charge        Earnings           Value           Cash Value          Value
      5           49          $593.56         $97.75        $613.91          $156,912            $4,998           $161,910
      5           50          $593.58         $97.69        $613.56          $156,824            $4,998           $161,823
      5           51          $593.61         $97.64        $613.22          $156,736            $4,998           $161,735
      5           52          $593.63         $97.58        $612.87          $156,648            $4,998           $161,646
      5           53          $593.65         $97.53        $612.53          $156,559            $4,998           $161,558
      5           54          $593.67         $97.47        $612.18          $156,470            $4,998           $161,469
      5           55          $593.70         $97.42        $611.83          $156,381            $4,998           $161,379
      5           56          $593.72         $97.36        $611.48          $156,292            $4,998           $161,290
      5           57          $593.74         $97.30        $611.13          $156,202            $4,998           $161,200
      5           58          $593.76         $97.25        $610.77          $156,111            $4,998           $161,110
      5           59          $593.79         $97.19        $610.42          $156,021            $4,998           $161,019
      5           60          $593.81         $97.14        $610.06          $155,930            $4,998           $160,928

CALCULATION OF DEATH BENEFIT
Under Option A, the Death Benefit is level and equal to the Face Amount. Under Option B, the Death Benefit is equal to the Face Amount plus the Cash Surrender Value. Under either option, a higher Alternative Death Benefit may apply if the value in the policy reaches certain levels relative to the face amount. The Alternative Death Benefit is calculated by multiplying the Cash Surrender Value by a percentage specified in the policy. For example, in the beginning of policy month 49, the percentage is 191%. For this example, the Death Benefit is the maximum of $2,500,000 and 191%*$128,619=$245,662. Therefore, the Death Benefit is $2,500,000.

CALCULATION OF NET PREMIUM:
  The Net Premium equals the Gross Premium paid less the Sales Charge and the Charge for Tax. Note: This Tax Charge varies by state of issue. For this example, we assumed a 2% Tax Charge. The Sales Charge is equal to 7% in the first four years, and 1% thereafter. Therefore, Net Premium = Gross Premium * (1 - Sales Charge - Tax Charge) = $35,600*(1-.01-.02)= $34,532.

CALCULATION OF CHARGES:
  The Monthly Administrative Charge is $10.

  The current Monthly Cost of Insurance Charge is determined by multiplying the current Cost of Insurance rate by the amount we have at risk under the policy. The Cost of Insurance rate varies depending on the specifics of the policy and the policy year. The maximum rates charged are set forth in the policy. The amount at risk is the difference between (a) the Death Benefit and (b) the then Total Account Value under the policy. For example, in policy month 49, the current Monthly Cost of Insurance rate is .000253. Therefore, the Cost of Insurance charge is .000253*($2,500,000-($122,468+$34,532-$10))=$593.56. On
  a guaranteed basis, the maximum monthly charge is .0003675 and the maximum Cost of Insurance charge would be $861.05.

  The Mortality and Expense Risk Charge is deducted from the Policy Account Value each month. The maximum charge (annual rate) is 1.00% in years 1 to 5, 0.75% in years 6 to 20, and 0.50% thereafter of the value in our variable investment options. We currently charge (annual rate) 0.75% in years 1 to 5, 0.55% in years 6 to 20, and 0.35% thereafter of the value in our variable investment options. For example, in policy month 49, the current Mortality and Expense risk charge is (.0075/12)*($122,468+$34,532-$10-$593.56)=
  $97.75.


DBO A Monthly Hypothetical Illustration

CALCULATION OF NET INVESTMENT EARNINGS:
  This illustration assumes that all of the Account Value is invested in Portfolios that achieve investment returns at a constant hypothetical gross annual rate of 6% (i.e., before any investment management fees and other expenses of all of the underlying Portfolio assets). The net annual rate of return takes into consideration investment management fees equivalent to an annual charge of 0.67% and an assumed average asset charge for all other expenses of the underlying Portfolios equivalent to an effective annual rate of 0.45%. After the deduction of the arithmetic average of the investment management fees and other expenses of all the underlying portfolios, the corresponding net annual rate of return would be 4.82%. The net annual rate of return does not reflect the mortality and expense risk charge or other charges we deduct from the policy's value each month. However, the policy values shown do reflect all charges. The net annual rates of return on a current basis and on a guaranteed basis are equal.

  The monthly net investment earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return is .392778%. The Net Investment Earnings in policy month 49, for example, is .392778%*($122,468+$34,532-$10-$593.56-$97.75)= $613.91

  If the gross annual rate of return were 0%, the net annual rate of return would be -1.12%. Similarly, if the gross annual rate of return were 12%, the net annual rate of return would be 10.75%.

CALCULATION OF POLICY ACCOUNT VALUE
  The end of month policy account value is equal to the beginning of month policy account value plus the net premium less charges, plus net investment earnings. For example, in policy month 49, the end of month policy account value is $122,468+$34,532-$10-$593.56-$97.75-$613.91=$156,912.

CALCULATION OF CASH SURRENDER VALUE
  An Enhanced Cash Value is added to the Account Value if the policy is surrendered during the first 7 policy years. The Cash Surrender Value is the Policy Account Value plus the Enhanced Cash Value. The Enhanced Cash Value is equal to a percentage of the cumulative sales load and charge for taxes deducted from premiums paid through year 5. For example, the Enhanced Cash Value is 0.36*($36,600*((4*(.07+.02))+.01+.02)) = $4998.24. The Cash Surrender
  Value at the end of policy month 49 is $156,912+$4,498=$161,910.

CALCULATION DIFFERENCES IN OTHER YEARS:
- Death Benefit: In later years, the Policy Account Value may become large enough such that the higher Alternative Death Benefit would apply and thus increase the Death Benefit payable.

- Monthly Charges:
  - The Monthly Administrative Charge is the same in all years. The calculation of the charges is described above.
  - As described above, the Monthly Cost of Insurance Charge depends on the Cost of Insurance Rate and the amount we have at risk under the policy. The Cost of Insurance Rate generally increases from one policy year to the next.
       This happens automatically because of the insured person's increasing age. The amount we have at risk under the policy may increase or decrease over time. If the amount we have at risk under the policy increases, the Monthly Cost of Insurance Charge will increase.
  - The Mortality and Expense Risk Charge depends on the Mortality and Expense Risk Charge rate and the amount of the Policy Account Value invested in our investment options. If the Policy Account Value invested in our investment options grows, the Mortality and Expense Risk Charge deducted will be higher.

  - Net Investment Earnings: The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return does not vary by year for this illustration. If the Policy Account Value increase or decreases, the Net Investment Earnings will increase or decrease, respectively.

  - Policy Account Value: The calculation of the Policy Account Value does not vary by year. The Policy Account Value will increase or decrease over time depending on the Net premiums paid, the Charges deducted, and the Net Investment Earnings.

  - Cash Surrender Value: The calculation of the Enhanced Cash Value is the same during the first 7 policy years, except that the applicable percentage varies by year. After 7 years, the Enhanced Cash Value will be zero and the Cash Surrender Value will be equal to the policy account value.

DBO A Monthly Hypothetical Illustration